Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IDEAL RESTAURANT GROUP, INC.

Ideal Restaurant Group, Inc. (the “Corporation”), a corporation organized under the laws of the State of Florida, does hereby certify:

I.

The Corporation, pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act (the “Act”) of the State of Florida, hereby adopts these Amended and Restated Articles of Incorporation which accurately restate and integrate the Articles of Incorporation filed on December 22, 2011 and all amendments thereto and restatements thereof that are in effect to date as permitted by Section 607.1007 of the Florida Statutes.

II

Each Amendment made by these Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the Act. The restated articles and each amendment thereto were duly approved and adopted by the Corporation’s Board of Directors and Shareholders on January 31, 2012, and the number of votes cast by the Shareholders for the amendment(s) and for the adoption of the Amended and Restated Articles of Incorporation was/were sufficient for approval.

III

The original Articles of Incorporation and all amendments thereto are hereby superseded by these Amended and Restated Articles of Incorporation effective on date of filing of such with the Florida Secretary of State, and are as follows:

     1.   The name of the Corporation is Ideal Restaurant Group, Inc.

     2.   The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

ARTICLE I. CORPORATE NAME.

The name of this corporation is Ideal Restaurant Group, Inc.

ARTICLE II. PRINCIPAL OFFICE.

The principal place of business and mailing address of this corporation are 227 North Avenue, Suite 200, New Rochelle, New York 10801.

ARTICLE III. CAPITAL STOCK.

The number of shares of stock that this corporation is authorized to have outstanding at any one time is:

1.

200,000,000 shares of Common Stock, $0.001 par value; and

2.

5,000,000 shares of Preferred Stock.  The board of directors is authorized to provide for the issuance of such Preferred Stock in classes and series and, by filing the appropriate articles of amendment with the Secretary of State of Florida, is authorized to establish the number of shares to be included in each class and series and the preferences, limitations, and relative rights of each class and series.

ARTICLE IV. - NO ANTI-TAKEOVER LAW GOVERNANCE.

The corporation hereby elects that the following Florida Statutes shall not apply to the corporation:

1.

F.S. 607.0901, or any laws related thereto, governing affiliated transactions; and

2.

F.S. 607.0902, or any laws related thereto, governing control-share acquisitions.

ARTICLE V. - DIRECTOR - CONFLICTS OF INTEREST.

No contract or other transaction between the corporation and one or more of its directors, or between the corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

1.

The fact of such relationship or interest is disclosed or known to the board of directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

2.

The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

3.

The contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board of directors, committee or the shareholders.

A director of the corporation may transact business, borrow, lend, or otherwise deal or contract with the corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Florida and the laws of the United States.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VI. - INDEMNIFICATION.

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE VII. REGISTERED AGENT AND OFFICE.

The name and address of the initial registered agent is James P. Flaherty, 1801 Mariner Drive, Unit 13, Tarpon Springs, Florida 34689.

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

/s/ James P. Flaherty

James P. Flaherty, Registered Agent

Signed this 31st, day of January 2012.

/s/ Rudolph Southwell Jr.

Rudolph Southwell Jr., President